UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*
                                     -------

                        Dobson Communications Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)

                Class A Common Stock, par value $0.001 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   256069 10 5
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [x]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

 ===============================================-------------------------------
 CUSIP NO.     256069 10 5
 ===============================================-------------------------------

 ==============================================================================
 1             NAME(S) OF REPORTING PERSON(S)
               S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

               JW Childs Equity Partners II, L.P.
 ------------------------------------------------------------------------------
 2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [x]

                                                                   (b) [ ]
 ------------------------------------------------------------------------------
 3             SEC USE ONLY

 ------------------------------------------------------------------------------
 4             CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
 ==============================================================================

                                5      SOLE VOTING POWER
 NUMBER OF SHARES
                                       0
                                -----------------------------------------------
 BENEFICIALLY                   6      SHARED VOTING POWER

 OWNED BY                              0
                                -----------------------------------------------
 EACH                           7      SOLE DISPOSITIVE POWER

 REPORTING                             0
                                -----------------------------------------------
 PERSON                         8      SHARED DISPOSITIVE POWER

 WITH                                  0
===============================================================================
 9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              0
 ------------------------------------------------------------------------------
 10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
              Not applicable
 ------------------------------------------------------------------------------
 11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              0%
 ------------------------------------------------------------------------------
 12           TYPE OF REPORTING PERSON
              PN
 ==============================================================================

 ===============================================-------------------------------
 CUSIP NO.     256069 10 5
 ===============================================-------------------------------
 1            NAME(S) OF REPORTING PERSON(S)
              S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

              JW Childs Advisors II, L.P.
 ------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]

                                                                    (b) [ ]
 ------------------------------------------------------------------------------
 3            SEC USE ONLY


 ------------------------------------------------------------------------------
 4            CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
 ==============================================================================

                                5       SOLE VOTING POWER
 NUMBER OF SHARES
                                        0
                                -----------------------------------------------
 BENEFICIALLY                   6       SHARED VOTING POWER

 OWNED BY                               0
                                -----------------------------------------------
 EACH                           7       SOLE DISPOSITIVE POWER

 REPORTING                              0
                                -----------------------------------------------
 PERSON                         8       SHARED DISPOSITIVE POWER

 WITH                                   0
 ==============================================================================
 9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
 ------------------------------------------------------------------------------
 10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES
             Not applicable
 ------------------------------------------------------------------------------
 11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0%
 ------------------------------------------------------------------------------
 12          TYPE OF REPORTING PERSON
             PN
 ==============================================================================

 ===============================================-------------------------------
 CUSIP NO.     256069 10 5
 ===============================================-------------------------------

===============================================================================
1             NAME(S) OF REPORTING PERSON(S)
              S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

              JW Childs Associates, L.P.
-------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [x]

                                                                     (b) [ ]
-------------------------------------------------------------------------------
3             SEC USE ONLY


-------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
===============================================================================
                               5       SOLE VOTING POWER
NUMBER OF SHARES
                                       0
                               ------------------------------
BENEFICIALLY                   6       SHARED VOTING POWER

OWNED BY                               0
                               ------------------------------
EACH                           7       SOLE DISPOSITIVE POWER

REPORTING                              0
                               ------------------------------------------------
PERSON                         8       SHARED DISPOSITIVE POWER

WITH                                   0

===============================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES
             Not applicable
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0%
-------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             PN
===============================================================================

 ===============================================-------------------------------
 CUSIP NO.     256069 10 5
 ===============================================-------------------------------

===============================================================================
1             NAME(S) OF REPORTING PERSON(S)
              S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

              JW Childs Associates, Inc.
-------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [x]

                                                                     (b) [ ]
-------------------------------------------------------------------------------
3             SEC USE ONLY


-------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
===============================================================================

                             5       SOLE VOTING POWER
NUMBER OF SHARES
                                     0
                             ------- ------------------------------------------
BENEFICIALLY                 6       SHARED VOTING POWER

OWNED BY                             0
                             ------- ------------------------------------------
EACH                         7       SOLE DISPOSITIVE POWER

REPORTING                            0
                             ------- ------------------------------------------
PERSON                       8       SHARED DISPOSITIVE POWER

WITH                                 0
===============================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES
             Not applicable
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0%
-------------- ----------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             PN
===============================================================================

 ===============================================-------------------------------
 CUSIP NO.     256069 10 5
 ===============================================-------------------------------

===============================================================================
1            NAME(S) OF REPORTING PERSON(S)
             S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

             JWC-DCEL Co-Investor LLC
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]

                                                                    (b) [ ]
-------------------------------------------------------------------------------
3            SEC USE ONLY


-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
===============================================================================

                             5       SOLE VOTING POWER
NUMBER OF SHARES
                                     0
                             --------------------------------------------------
BENEFICIALLY                 6       SHARED VOTING POWER

OWNED BY                             0
                             --------------------------------------------------
EACH                         7       SOLE DISPOSITIVE POWER

REPORTING                            0
                             --------------------------------------------------
PERSON                       8       SHARED DISPOSITIVE POWER

WITH                                 0
===============================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES
             Not applicable
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0%
-------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             OO
===============================================================================

Item 1(a)    Name of Issuer

         Dobson Communications Corporation ("Dobson")

Item 1(b)    Address of Issuer's Principal Executive Offices

         13439 N. Broadway Ext.
         Oklahoma City, OK 73114

Item 2(a)    Names of Persons Filing

         Please refer to Schedule A attached hereto. In October 2001, J.W.Childs Equity Partners II, L.P. and its related persons and co-investors listed in the initial Schedule 13G converted their shares of Dobson Class B common stock into an equal number of shares of Dobson Class A common stock. At the same time, for convenience of administration, the co-investors contributed all of their shares of Dobson stock to a special purpose LLC (JWC-DCEL Co-Investor LLC) in exchange for an interest in the LLC that was proportional to their contributed shares.

Item 2(b)    Address of Principal Business Office or, if none, Residence

         Please refer to Schedule A attached hereto.

Item 2(c)    Citizenship

         Please refer to Schedule A attached hereto.

Item 2(d)    Title of Class of Securities

         Class A Common Stock, par value $0.001 per share

Item 2(e)    CUSIP Number

               256069 10 5

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:


         Not Applicable

         (a) [ ] Broker or dealer registered under Section 15 of the Act;

         (b) [ ] Bank as defined in section 3(a)(6) of the Act;

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act;

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

         (e) [ ] An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4       Ownership


         (a) Amount Beneficially Owned:

         Each of the reporting persons no longer holds any shares of Dobson Communications Corporation common stock.

         (b) Percent of Class:

             0%

         (c) Number of shares as to which such persons have:

             (i) sole power to vote or to direct the vote:

             0

             (ii) shared power to vote or to direct the vote:

             0

             (iii) sole power to dispose or to direct the disposition of:

             0

             (iv) shared power to dispose or to direct the disposition of:

             0

Item 5       Ownership of Five Percent or Less of a Class


         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6       Ownership of More than Five Percent on Behalf of Another Person


         Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company


         Not Applicable

Item 8       Identification and Classification of Members of the Group


         Please refer to schedule A.

Item 9       Notice of Dissolution of Group


         Not applicable

Item 10      Certification


         Not applicable

                                   Signatures

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 2004

                                           J.W. CHILDS EQUITY PARTNERS II, L.P.
                                                by its general partner


                                           J.W. CHILDS ADVISORS II, L.P.
                                                by its general partner


                                           J.W. CHILDS ASSOCIATES, L.P.
                                                by its general partner


                                           J.W. CHILDS ASSOCIATES, INC.


                                           By:    /s/ Dana L. Schmaltz
                                              -------------------------------
                                           Name:  Dana L. Schmaltz
                                           Title: Vice President


                                           J.W. CHILDS ADVISORS II, L.P.
                                                by its general partner



                                           J.W. CHILDS ASSOCIATES, L.P.
                                                by its general partner



                                           J.W. CHILDS ASSOCIATES, INC.



                                           By:    /s/ Dana L. Schmaltz
                                              -------------------------------
                                           Name:  Dana L. Schmaltz
                                           Title: Vice President



                                           J.W. CHILDS ASSOCIATES, L.P.
                                                by its general partner


                                           J.W. CHILDS ASSOCIATES, INC.


                                           By:    /s/ Dana L. Schmaltz
                                              -------------------------------
                                           Name:  Dana L. Schmaltz
                                           Title: Vice President


                                           J.W. CHILDS ASSOCIATES, INC.


                                           By:    /s/ Dana L. Schmaltz
                                              -------------------------------
                                           Name:  Dana L. Schmaltz
                                           Title: Vice President


                                           JWC-DCEL Co-Investor LLC


                                           By:    /s/ Dana L. Schmaltz
                                              -------------------------------
                                           Name:  Dana L. Schmaltz
                                           Title: Vice President

                                                                      Schedule A
                                                                                                 Citizenship
                                            Address of Principal Business                        or Place of
Name                                        Office or, If None, Residence                        Organization
----                                        -----------------------------                        ------------

J.W. Childs Equity Partners II, L.P.        111 Huntington Avenue Suite 2900                     Delaware
                                            Boston, MA 02119

J.W. Childs Advisors II, L.P.               111 Huntington Avenue Suite 2900                     Delaware
                                            Boston, MA 02119

J.W. Childs Associates, L.P.                111 Huntington Avenue Suite 2900                     Delaware
                                            Boston, MA 02119

J.W. Childs Associates, Inc.                111 Huntington Avenue Suite 2900                     Delaware
                                            Boston, MA 02119

JWC-DCEL Co-Investor LLC                    111 Huntington Avenue Suite 2900                     Delaware
                                            Boston, MA  02119